GCP APPLIED TECHNOLOGIES INC.
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN

ADOPTED
EFFECTIVE JANUARY 1, 2016

GCP APPLIED TECHNOLOGIES INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Introduction

This Plan is effective as of January 1, 2016.

This Plan is a successor to the W. R. Grace & Co. Supplemental Executive Retirement Plan (the “Grace SERP”) with respect to eligible GCP Transferred Employees (as defined below), and liabilities with respect to such GCP Transferred Employees that are transferred from the Grace SERP to this GCP Plan effective January 1, 2016 (or such other date such an individual becomes a Eligible Person in this Plan). The benefits under this GCP SERP shall be no less than the benefits accrued under the Grace SERP with respect to such Eligible Person prior to the date of such transfer, and except as otherwise provided herein or by law, the terms of the Grace SERP as in effect from time to time before such transfer shall govern the determination of rights and benefits under this GCP Plan with respect to events before such date.

Section 1
Definitions

When used herein, the words and phrases defined hereinafter shall have the following meanings unless a different meaning is clearly required by the context of the Plan.

1.01    Affiliate:

Any corporation or trade or business (other than the Company) that is treated under the first sentence of section 414(b) or under section 414(c) of the code as constituting the same "employer" as the Company, during the period of controlled status thereunder.

1.02    Board of Directors:

The Board of Directors of the Company.

1.03    Code:
The Internal Revenue Code of 1986, as amended.

1.04    Committee:

The Salary, Incentive Compensation and Employee Benefits Committee of the Board of Directors.

1.05    Company:

GCP Applied Technologies Inc.

1.06    Disabled or Disability:

A medically determinable physical or mental impairment of the Eligible Person which can be expected to last for a continuous period of not less than 12 months, and for which the Participant is receiving income replacement benefits for a period of not less than 3 months under the Company’s long-term disability plan. An Eligible Person shall be considered to have incurred a Disability if he or she is determined to be total disabled by the Social Security Administration.

1.07    Effective Date:

January 1, 2016.

1.08    Eligible Person:

A person who is described in section 2 as eligible to receive benefits under the Plan.

1.09.    Employee:

An Employee of the Company or an Affiliate under the Plan and any GCP Transferred Employees who participated in the Grace SERP prior to his or her transfer to GCP.

1.10    Employing Unit:

Any employing unit described in Section 1.14 of the GCP Salaried Plan.

1.11    GCP Transferred Employee:

As defined in the Employee Matters Agreement that is implemented in conjunction with the spin-off of the Company from W. R. Grace & Co. and its subsidiaries (“Grace”) in 2016

1.12    GCP Salaried Plan:

The GCP Applied Technologies Inc. Retirement Plan for Salaried Employees. Any reference to a section of the GCP Salaried Plan shall include the corresponding section of any future text thereof.

1.13        Plan:

The GCP Applied Technologies Supplemental Executive Retirement Plan.

1.14        Termination of Service:

The date of the cessation of the Eligible Person’s provision of services to the Company and each Affiliated Employer (other than by death or Disability), subject to the following:

(a)
For this purpose, the employment relationship is treated as continuing intact while the Eligible Person is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months or, if longer, so long as his right to reemployment with the Company or an Affiliated Employer is provided either by statute or by contract. If the period of leave exceeds six (6) months and his right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following the six-month period.

(b)
The determination of whether an Eligible Person has terminated employment shall be determined based on the facts and circumstances in accordance with the rules set forth in section 409A of the Code and regulations thereunder.

Section 2 Eligibility and Vesting

2.01
Any Employee, including but not limited to any GCP Transferred Employee whose liabilities are transferred from the Grace SERP to this Plan, who (i) accrues credited service (as defined the GCP Salaried Plan) under the GCP Salaried Plan on or after the Effective Date of the Plan, (ii) has an annual base salary of at least $75,000 at any time during the period that he is accruing such credited service under the GCP Salaried Plan, and (iii) satisfies the provisions of Section 2.02, shall be eligible to receive benefits under this Plan in accordance with Section 3 of the Plan.

2.02
An Eligible Person must terminate service with the Company and its Affiliates on or after the date as of which he otherwise becomes vested under the GCP Salaried Plan, in order to be eligible to receive benefits, if any, under this Plan. In the event that an Eligible Person terminates service with the Company and its Affiliates prior to the date his benefits become vested in accordance with this Section 2.02, he shall be entitled to no benefits under this Plan.

Section 3
Benefits

3.01	Retirement Benefit. The monthly benefit payable to a vested Eligible Person under the Plan shall be equal to the excess, if any, of

(a)
The amount of the monthly benefit which would be payable to such Eligible Person under the GCP Salaried Plan if the provisions set forth in the GCP Salaried Plan to comply with the benefit limitations of section 415 of the Code, the compensation limitations of section 401 (a) (17) of the Code and any other Code provisions that become effective after January 1, 2016 which similarly limit the amount of retirement benefit that may be accrued under the GCP Salaried Plan, were inapplicable, and determined in accordance with the following additional principles;

over

(b)
the amount of the monthly benefit that would be payable to such Eligible Person under the GCP Salaried Plan commencing on the same date and in the same form of payment that payments commence under the Plan.

3.02
The calculation of the monthly benefit described in Section 3.01(a) above shall be based on the actuarial assumptions and other benefit-determining factors determined pursuant to the terms of the GCP Salaried Plan.

3.03
The monthly benefit under the Plan shall commence as soon as reasonably practicable following the later of (1) the first day of the month following the month in which such Eligible Person Terminates Employment with the Company and all of its Affiliates and (2) the first day of the month following the month he or she attains age 55, provided, however, that with respect to a Participant who becomes Disabled, distribution shall commence as of the first day of the month following his attainment of age 65 .

3.04
Death Benefits. Upon the death of an Eligible Person prior to his commencement of benefits hereunder, benefits will be payable for the life of the surviving spouse to whom he has been married throughout the one year preceding his date of death. Such surviving spouse shall receive a monthly benefit equal to 50% of the retirement benefit the Participant would have received hereunder payable in the form of the corresponding Joint and Survivor Option if he had retired on his date of death (or his date of actual termination, if earlier) with an immediate retirement benefit commencing as of the first day of the month coincident with or next following his date of death (with a reduction for early commencement of benefits for the period prior to his attainment of age 65 determined in accordance with Section 7 of the GCP Salaried Plan. No benefit will otherwise be payable under the Plan upon the death of an Eligible Person whose death occurs prior to commencement of his benefits hereunder.

The benefit, if any, payable upon the death of an Eligible Person following his commencement of benefits hereunder shall be based on the form of payment elected pursuant to Section 3.05. Payment to a joint annuitant, beneficiary or surviving spouse, as applicable, shall commence on the first day of the month following the date of death of the Eligible Participant, and shall continue in accordance with the provisions of the applicable form of payment.

Notwithstanding any provision of the Plan to the contrary, in the event that an Eligible Person's joint annuitant, beneficiary, or surviving spouse entitled to benefits hereunder shall become entitled to benefits (in such capacity) under the GCP Salaried Plan, and the provisions of the GCP Salaried Plan do not preclude such joint annuitant, beneficiary, or surviving spouse from receiving all or part of the benefit provided thereunder with respect to such Eligible Person, then the GCP Salaried Plan shall pay such benefit to the extent permitted under the GCP Salaried Plan (and no amount duplicating such benefit shall be payable under the Plan). To the extent that benefits payable under the GCP Salaried Plan to such person commences after the date benefits to such person commence under this Plan, the provisions of this Section 3.04 shall take effect (and payments under this Plan shall be reduced) beginning on the date such benefits commence under the GCP Salaried Plan.

3.05	Form of Payment of Benefits. Benefits payable under the Plan shall be distributed in a form of payment determined pursuant to the following:

(a)	Unless the Eligible Person elects otherwise, benefits shall be paid in the form of a single life annuity with the last payment due for the month in which the Eligible Person dies.

(b)
In lieu of receiving payment in the form of a single life annuity, an Eligible Person may elect to receive payment in the form of any annuity available to such person under the GCP Salaried Plan, other than the level income option; provided such annuity option is actuarially equivalent within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(ii) (for example, any period certain annuity option is not actuarially equivalent). All elections under this paragraph (b) shall be made in accordance with procedures prescribed by the Committee.

(c)
Payment of benefits hereunder shall commence on or as soon as reasonably practicable following the scheduled payment date described above, subject to the provisions of Section 6.04; provided, however, that in all events, payment shall commence no later than the end of the calendar year that includes the scheduled payment date or, if later, by the 15th day of the third calendar month following the scheduled payment date.

3.06	The benefits payable under the Plan shall be paid by the Company or a subsidiary of the Company, as the case may be, out of its general assets and shall not be funded in any manner.

3.07
Notwithstanding any other provision of the Plan to the contrary, except to the extent described in Section 3.05(c) with respect to small amounts, benefits under the Plan shall not be paid in the form of a lump sum to any Eligible Person, joint annuitant, beneficiary or surviving spouse, as applicable, regardless of the form of payment applicable to benefits payable to any Eligible Person under the GCP Salaried Plan.

Section 4
Administration

4.01
The Plan shall be administered by the Investment and Benefit Committee of GCP (or its designee) in accordance with its terms and purposes. The Committee (or its designee) shall determine the amount and manner of payment of the benefits under the Plan.

4.02
The decisions made and the actions taken by the Committee (and its designee) in the administration of the Plan shall be final and conclusive on all persons, and the Committee, its members, and its designees shall not be subject to liability with respect to the Plan.

4.03
The Committee (or its designee) shall have the sole responsibility for the administration of the Plan and shall have the exclusive right to interpret the provisions of the Plan and to determine any question arising thereunder or in connection with the administration of the Plan, including the remedying of any omissions, inconsistency, or ambiguity, and its decision or action in respect thereof shall be conclusive and binding on all persons.

Section 5

Amendment and Termination

5.01
The Board of Directors of GCP may amend or terminate the Plan with respect to future periods at any time for whatever reason it may deem appropriate. In the event of termination of the Plan, no person shall be entitled to accrue additional benefits under the Plan with respect to any period after the effective date of termination determined by the Board of Directors; provided, however, that any benefits under the Plan accrued prior to the effective date of the termination determined by the Board of Directors shall not be reduced on account of such termination. Notwithstanding the foregoing, the provisions of Section 2.04 shall continue to be applicable to an Eligible Person, unless the Board of Directors elects to waive such provisions in order to vest all Eligible Persons in any such benefits provided under the Plan even if such an Eligible Person terminates service with the Company and its Affiliates prior to the date he attains age 55 or he completes at least five (5) years of vesting service) (as defined in the GCP Salaried Plan).
Section 6
Miscellaneous

6.01
Nothing contained in the Plan shall be construed as a contract of employment between the Company and an Eligible Person, or as a right of any Eligible Person to continue in the employ of the Company or as a limitation of the right of the Company to discharge any Eligible Person, with or without cause.

6.02	The benefits payable under the Plan may not be assigned or alienated.

6.03	The Plan shall be governed, to the extent provided thereunder, by the Employee Retirement Income Security Act of 1974 and to the extent not preempted, by the laws of the State of New York.

6.04
Any other provision of this Plan notwithstanding, if an Eligible Person becomes entitled to benefits under this Plan at a time that the Company determines such Eligible Person is a "specified employee", within the meaning of Code section 409A(a)(2)(B), then such Eligible Person shall not be paid those benefits, prior to a date that is 6 months after the Eligible Person's "separation from service" (within the meaning of section 409A(2)(A)(i)) from the Company or his date of death if sooner. Such payments shall commence as soon as reasonably practicable following the first day of the first month next following the earlier of the Participant’s death or the last day of the six-month delay period.

6.05	Payments under this Plan are intended to be in compliance with Code section 409A; and the provisions of the Plan shall be interpreted and administered in that manner.